Exhibit 10.1

Tribune Media Company

2016 Incentive Compensation Plan

Effective May 5, 2016

Tribune Media Company

2016 Incentive Compensation Plan

Article 1. Establishment, Purpose, and Duration

1.1 Establishment. Tribune Media Company, a Delaware corporation (hereinafter referred to as the “Company”), establishes an incentive compensation plan to be known as the Tribune Media Company 2016 Incentive Compensation Plan (hereinafter referred to as the “Plan”), as set forth in this document.

This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Share Units, Performance Units, Covered Employee Annual Incentive Awards, Cash-Based Awards, and Other Stock-Based Awards.

This Plan shall become effective upon shareholder approval (the “Effective Date”) and shall remain in effect as provided in Section 1.3 (Duration of this Plan) hereof.

1.2 Purpose of this Plan. The purpose of this Plan is to provide a means whereby Employees and Third Party Service Providers of the Company develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. A further purpose of this Plan is to provide a means through which the Company may attract able individuals to become Employees or serve as Third Party Service Providers of the Company and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company.

1.3 Duration of this Plan. Unless sooner terminated as provided herein, this Plan shall terminate ten (10) years from the Effective Date. After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten (10) years after the earlier of (a) adoption of this Plan by the Board, or (b) the Effective Date.

1.4 Grants Under Prior Plan Not Permitted after Effective Date. After the Effective Date, no grants will be made under the Prior Plan.

Article 2. Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1 “Affiliate” shall mean (i) any person or entity that, directly or indirectly, controls, is controlled by, or is under common control with the Company or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract, or otherwise.

2.2 “Alternative Award” has the meaning set forth in Section 19.2 (Change in Control/Alternative Awards).

2.3 “Annual Award Limit” or “Annual Award Limits” have the meaning set forth in Section 4.3 (Shares Subject to this Plan and Maximum Awards/Annual Award Limits).

2.4 “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Share Units, Performance Units, Covered Employee Annual Incentive Awards, Cash-Based Awards, or Other Stock-Based Awards, in each case subject to the terms of this Plan.

2.5 “Award Agreement” means either (i) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.6 “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.7 “Board” or “Board of Directors” means the Board of Directors of the Company.

2.8 “Cash-Based Award” means an Award, denominated in cash, granted to a Participant as described in Article 10 (Cash-Based Awards and Other Stock-Based Awards).

2.9 “Cause” means, unless otherwise specified in an Award Agreement or in an applicable employment agreement between the Company and a Participant, with respect to any Participant, as determined by the Committee in its sole discretion:

(A)	The Participant’s failure to follow the lawful instructions of the Board or his direct superiors, in each case other than as a result of his incapacity due to physical or mental illness or injury, which failure has resulted in, or could reasonably be expected to result in, harm (whether financial, reputational, or otherwise) to the Company or an Affiliate; provided, however, that the Participant shall be provided a ten (10) day period to cure any of the events or occurrences described in this clause (A) hereof to the extent capable of cure during such 10-day period;

(B)	The Participant’s engaging in conduct harmful (whether financially, reputationally, or otherwise) to the Company or an Affiliate;

(C)	The Participant’s conviction of, or plea of guilty or no contest to, (x) a felony or (y) any other crime involving as a material element fraud or dishonesty;

(D)	The willful misconduct or gross neglect of the Participant that has resulted in or could reasonably be expected to result in harm (whether financial, reputational, or otherwise) to the Company or an Affiliate;

(E)	The willful violation by the Participant of the written policies of the Company or any of its Affiliates that has resulted in, or could reasonably be expected to result in, harm (whether financial, reputational, or otherwise) to the Company or an Affiliate;

(F)	The Participant’s fraud or misappropriation, embezzlement, or misuse of funds or property belonging to the Company (other than good faith expense account disputes);

(G)	The Participant’s act of personal dishonesty involving personal profit in connection with the Participant’s employment or service with the Company or an Affiliate;

(H)	The Participant’s material breach of any Award Agreement or other written agreement with the Company or any of its Affiliates, including an employment, consulting or severance agreement; or

(I)	The willful breach by the Participant of fiduciary duty owed to the Company or an Affiliate.

2.10 “Change in Control” shall, in the case of a particular Award, unless the applicable Award agreement (or any employment, consulting, change in control, severance, or other agreement between a Participant and the Company or an Affiliate) states otherwise or contains a different definition of “Change in Control,” be deemed to occur upon:

(i)	The acquisition, through a transaction or series of transactions (other than through a public offering of the Common Stock under the Securities Act or similar law or regulation governing the offering and sale of securities in a jurisdiction other than the United States), by any Person of Beneficial Ownership of more than 50% (on a fully diluted basis) of either (A) the then-outstanding shares of common stock of the Company taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”);

(ii)

The date upon which individuals who, during any consecutive 24-month period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, that any person becoming a director subsequent to the date hereof whose election or nomination for election was approved by a vote of at least two thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be deemed an Incumbent Director; provided further, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of

Regulation 14A promulgated under the Exchange Act, with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed an Incumbent Director; or

(iii)	The consummation of a reorganization, recapitalization, merger, amalgamation, consolidation, statutory share exchange, or similar form of corporate transaction involving the Company (a “Business Combination”), or sale, transfer, or other disposition of all or substantially all of the business or assets of the Company to a third party purchaser that is not an Affiliate of the Company (a “Sale”), that in each case requires the approval of the Company’s stockholders (whether for such Business Combination or Sale or the issuance of securities in such Business Combination or Sale), unless immediately following such Business Combination or Sale, (A) 50% or more of the total voting power of (x) the entity resulting from such Business Combination or the entity that has acquired all or substantially all of the business or assets of the Company in a Sale (in either case, the “Surviving Company”), or (y) if applicable, the ultimate parent entity that directly or indirectly has Beneficial Ownership of sufficient voting securities eligible to elect a majority of the board of directors (or the analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination or Sale (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted or exchanged pursuant to such Business Combination or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination or Sale and (B) no Person is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the outstanding voting securities eligible to elect members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company).

2.11 “Change in Control Price” means the highest price per Share offered in conjunction with any transaction resulting in a Change in Control. If any part of the offered price is payable other than in cash, the value of the non-cash portion of the Change in Control Price shall be determined in good faith by the Committee as constituted before the Change in Control.

2.12 “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and any successor thereto. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations and other interpretative guidance thereunder and any amendments or provisions to such section, regulations, or guidance.

2.13 “Committee” means the Compensation Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Plan. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

2.14 “Company” means Tribune Media Company, a Delaware corporation, and any successor thereto as provided in Article 22 (Successors) herein.

2.15 “Covered Employee” means each executive officer of the Company and any other salaried Employee designated by the Committee as a recipient of a Covered Employee Annual Incentive Award.

2.16 “Covered Employee Annual Incentive Award” means an Award granted to a Covered Employee as described in Article 11 (Covered Employee Annual Incentive Awards).

2.17 “Director” means any individual who is a member of the Board of Directors of the Company.

2.18 “Disability” means, in the case of a particular Award, unless the applicable Award agreement states otherwise, (i) circumstances providing the Company or an Affiliate the ability to terminate a Participant’s employment or service on account of “disability,” as defined in any employment, consulting, change in control, severance, or any other agreement between the Participant and the Company or an Affiliate in effect at the time of such termination or (ii) in the absence of any such employment, consulting, change in control, severance, or other agreement (or the absence of any definition of “disability” or term of similar meaning therein), a Participant’s total disability meeting any of the following criteria and (to the extent required by Code Section 409A) determined in a manner consistent with Code Section 409A: (A) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (B) the Participant is determined to be totally disabled by the Social Security Administration, or (C) the Participant is determined to be disabled in accordance with a disability insurance program maintained by the Company.

2.19 “Dividend Equivalent Right” means the right to receive an amount, calculated with respect to a Full Value Award, which is determined by multiplying the number of Shares subject to the applicable Award by the per-Share cash dividend, or the per-Share Fair Market Value (as determined by the Committee) of any dividend in consideration other than cash, paid by the Company on Shares.

2.20 “Effective Date” has the meaning set forth in Section 1.1 (Establishment, Purpose, and Duration/Establishment).

2.21 “Eligible Individual” means an individual who is an Employee and/or Third Party Service Provider.

2.22 “Employee” means any individual designated as an employee of the Company, its Affiliates, and/or its Subsidiaries on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company, Affiliate, and/or Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company, Affiliate, and/or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company, Affiliate, and/or Subsidiary during such period.

2.23 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto. Reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations, and other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations, or guidance.

2.24 “Fair Market Value” or “FMV” means a price that is based on the opening, closing, actual, high, low, or average selling prices of a Share reported on the New York Stock Exchange (“NYSE”) or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, Fair Market Value shall be deemed to be equal to the reported closing price of a Share on the most recent date on which Shares were publicly traded. In the event, Shares are not listed on any national securities exchange but are quoted in an inter-dealer quotation system on a last sale basis, Fair Market Value of a Share at the time a determination of their value is made shall be the average between the closing bid price and ask price reported on such date, or if there is no such sale on that date, then on the last preceding date on which a sale was reported. In the event Shares are not publicly traded (or if the Committee determines in its sole discretion that the Shares are too thinly traded for Fair Market Value to be determined pursuant to the foregoing) at the time a determination of their value is made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate.

2.25 “Full Value Award” means an Award other than an ISO, NQSO, or SAR, which is settled by the issuance of Shares or a cash payment denominated in Shares.

2.26 “Good Reason” means, with respect to a Participant, unless otherwise specified in an Award Agreement or in an applicable employment agreement between the Company and a Participant, the actual occurrence (as opposed to advance notice), without the Participant’s consent, of (A) a material adverse change in the reporting line of the Participant from that in effect immediately prior to such change; (B) a material reduction in the Participant’s base salary, unless the Company makes an across the board reduction that applies to all similarly-situated employees; or (C) a relocation of the Participant’s primary work location to a distance of more than 50 miles from its location as of immediately prior to such change; provided, however, in all cases, the Participant must (x) give the Company written notice of the occurrence of the Good Reason event within thirty (30) days of becoming aware of such occurrence, (y) give the Company thirty (30) days to cure such occurrence and (z) terminate his or her employment within thirty (30) days after the expiration of the Company’s cure period.

2.27 “Grant Date” means the date an Award is granted to a Participant pursuant to the Plan.

2.28 “Grant Price” means the price established at the time of grant of an SAR pursuant to Article 7 (Stock Appreciation Rights), used to determine whether there is any payment due upon exercise of the SAR.

2.29 “Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 (Stock Options) to an Employee and that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422, or any successor provision.

2.30 “Insider” shall mean an individual who is, on the relevant date, an officer covered under Section 16 of the Exchange Act, or Director of the Company, or a more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act.

2.31 “New Employer” means a Participant’s employer, or the parent or a subsidiary of such employer, immediately following a Change in Control.

2.32 “Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

2.33 “Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6 (Stock Options).

2.34 “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.35 “Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 10 (Cash-Based Awards and Other Stock-Based Awards).

2.36 “Participant” means any Eligible Individual as set forth in Article 5 (Eligibility and Participation) to whom an Award is granted.

2.37 “Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

2.38 “Performance Measures” means measures as described in Article 12 (Performance Measures) on which the performance goals are based and which are approved by the Company’s shareholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation.

2.39 “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.40 “Performance Share” means a grant of a stated number of Shares to a Participant pursuant to Article 9 (Performance Shares, Performance Share Units, and Performance Units) that is forfeitable by the Participant until the attainment of specified performance goals, or until otherwise determined by the Committee or in accordance with the Plan, subject to the continuous employment of the Participant through the applicable Performance Period.

2.41 “Performance Share Unit” means a Participant’s contractual right pursuant to Article 9 (Performance Shares, Performance Share Units, and Performance Units) to receive a stated number of Shares or, if provided by the Committee on or after the grant date, cash equal to the Fair Market Value of such Shares, under the Plan at a specified time that is forfeitable by the Participant until the attainment of specified performance goals, or until otherwise determined by the Committee or in accordance with the Plan, subject to the continuous employment of the Participant through the applicable Performance Period.

2.42 “Performance Unit” means a Participant’s contractual right under Article 9 (Performance Shares, Performance Share Units, and Performance Units) to receive a cash-denominated award, payable in cash or Shares, under the Plan at a specified time that is forfeitable by the Participant until the attainment of specified performance goals, or until otherwise determined by the Committee or in accordance with the Plan, subject to the continuous employment of the Participant through the applicable Performance Period.

2.43 “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.44 “Plan” has the meaning set forth in Section 1.1 (Establishment, Purpose, and Duration/Establishment).

2.45 “Plan Year” means the Company’s fiscal year.

2.46 “Prior Plan” means the Tribune Company 2013 Equity Incentive Plan.

2.47 “Restricted Stock” means a grant of a stated number of Shares to a Participant pursuant to Article 8 (Restricted Stock and Restricted Stock Units), subject to the continuous employment of the Participant through the applicable Restriction Period and such other conditions, if any, as may be determined by the Committee on the grant date.

2.48 “Restricted Stock Unit” means a Participant’s contractual right pursuant to Article 8 (Restricted Stock and Restricted Stock Units) to receive a stated number of Shares or, if provided by the Committee on or after the grant date, cash equal to the Fair Market Value of such Shares, under the Plan at a specified time, subject to the continuous employment of the Participant through the applicable Restriction Period and such other conditions, if any, as may be determined by the Committee on the grant date.

2.49 “Restriction Period” means the period when Restricted Stock, Restricted Stock Units, and/or Other Stock-Based Awards are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion).

2.50 “Retirement” shall be reached when a Participant’s employment terminates from the Company, its Affiliates, and Subsidiaries as a result of his or her resignation and at the time of such termination the Participant has at least attained the age of fifty-five (55) and has completed ten (10) or more years of service.

2.51 “Share” means a share of Class A Common Stock of the Company, par value $.001 per share.

2.52 “Share Authorization” has the meaning set forth in Section 4.1(a) (Shares Subject to this Plan and Maximum Awards/Share Authorization).

2.53 “Stock Appreciation Right” or “SAR” means an Award, designated as an SAR, pursuant to the terms of Article 7 (Stock Appreciation Rights) herein.

2.54 “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

2.55 “Third Party Service Provider” means any individual person who is consultant, agent, advisor, or independent contractor who renders services to the Company, a Subsidiary, or an Affiliate that (a) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction, and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

Article 3. Administration

3.1 General. The Committee shall be responsible for administering this Plan, subject to this Article 3 (Administration) and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.2 Authority of the Committee. The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, (i) selecting Award recipients, (ii) establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements and any ancillary document or materials, (iii) granting Awards, including as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, (iv) construing any ambiguous provision of, reconciling any inconsistency in, correcting any defect in, and supplying any omission in the Plan or any Award Agreement or any other instrument or agreement relating to an Award, (v) establishing and certifying satisfaction of performance goals, including for purposes of satisfying the requirements of Code Section 162(m), (vi) subject to Article 20 (Amendment, Modification, Suspension, and Termination), adopting modifications and amendments to this Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company, its Affiliates, and/or its Subsidiaries operate, and, (vii) making any other determination and taking any other action that it deems necessary or desirable for the administration or operation of the Plan and/or any Award Agreement.

3.3 Delegation. The Committee may delegate to one (1) or more of its members or to one (1) or more officers of the Company, and/or its Subsidiaries and Affiliates or to one (1) or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one (1) or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. The Committee may, by resolution, authorize one (1) or more officers or Directors of the Company to do one (1) or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards; and (b) determine the size of any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities to any such officer for Awards granted to an Employee who is considered an Insider; (ii) the authorization sets forth the total number of Shares and/or Awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

Article 4. Shares Subject to this Plan and Maximum Awards

4.1 Number of Shares Available for Awards.

(a)	Share Authorization. Subject to adjustment as provided in Section 4.4 (Shares Subject to this Plan and Maximum Awards/Adjustments in Authorized Shares) herein, the maximum number of Shares available for issuance to Participants under this Plan (the “Share Authorization”) shall be:

(i)	4,552,334 Shares, plus

(ii)	(A) 547,666 Shares not issued or subject to outstanding awards under the Prior Plan as of March 1, 2016 and (B) any Shares subject to the 4,000,582.5090 outstanding awards as of March 1, 2016 under the Prior Plan that on or after March 1, 2016 cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable Shares), up to an aggregate maximum of 5,100,000 Shares.

(b)	Limits on ISOs. The maximum number of Shares of the Share Authorization that may be issued pursuant to ISOs under this Plan shall be 5,100,000 Shares.

(c)	Minimum Vesting Requirements for Awards. Except with respect to a maximum of five percent (5%) of the Share Authorization, no Award may vest sooner than twelve (12) months from the Grant Date. Notwithstanding the foregoing, the Committee may permit acceleration of vesting of any Award in the event of the Participant’s death, Disability, Retirement, or a Change in Control.

4.2 Share Usage. Shares covered by an Award shall only be counted as used to the extent they are actually issued. Any Shares related to Awards which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares, shall be available again for grant under this Plan. Moreover, if the Option Price of any Option granted under this Plan or the tax withholding requirements with respect to any Award granted under this Plan are satisfied by tendering Shares to the Company (by either actual delivery or by attestation), or if an SAR is exercised, only the number of Shares issued, net of the Shares tendered, if any, will be deemed delivered for purposes of determining the maximum number of Shares available for delivery under this Plan. To the extent permitted by applicable law or any exchange rule, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Affiliate shall not be counted against Shares available for grant pursuant to the Plan. The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares.

4.3 Annual Award Limits. The following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”), as adjusted pursuant to Sections 4.4 (Shares Subject to this Plan and Maximum Awards/Adjustments in Authorized Shares) and/or 20.2 (Amendment, Modification, Suspension, and Termination/Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events), shall apply to grants of such Awards under this Plan:

(a)	Options: The maximum aggregate number of Shares subject to Options granted in any one (1) Plan Year to any one (1) Participant shall be one million (1,000,000).

(b)	SARs: The maximum number of Shares subject to Stock Appreciation Rights granted in any one (1) Plan Year to any one (1) Participant shall be one million (1,000,000).

(c)	Restricted Stock or Restricted Stock Units: The maximum aggregate grant with respect to Awards of Restricted Stock or Restricted Stock Units in any one (1) Plan Year to any one (1) Participant shall be five hundred thousand (500,000).

(d)	Performance Shares, Performance Share Units, or Performance Units: The maximum aggregate Award of Performance Shares, Performance Share Units or Performance Units that a Participant may receive in any one (1) Plan Year shall be five hundred thousand (500,000) Shares, or equal to the value of five hundred thousand (500,000) Shares, determined as of the date of vesting or payout, as applicable.

(e)	Cash-Based Awards: The maximum aggregate amount awarded or credited with respect to Cash-Based Awards to any one (1) Participant in any one (1) Plan Year may not exceed the greater of five million dollars ($5,000,000) or the value of five hundred thousand (500,000) Shares, determined as of the date of vesting or payout, as applicable.

(f)	Other Stock-Based Awards. The maximum aggregate grant with respect to Other Stock-Based Awards pursuant to Section 10.2 (Cash-Based Awards and Other Stock-Based Awards/Other Stock-Based Awards) in any one (1) Plan Year to any one (1) Participant shall be five hundred thousand (500,000) Shares.

(g)	Covered Employee Annual Incentive Awards. The maximum aggregate amount awarded or credited in any one (1) Plan Year with respect to a Covered Employee Annual Incentive Award shall be determined in accordance with Article 11 (Covered Employee Annual Incentive Awards).

4.4 Adjustments in Authorized Shares. In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, special cash dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure, number of outstanding Shares or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards. The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under this Plan to reflect such changes or distributions, including modifications of performance goals and changes in the length of Performance Periods. The determination of the Committee as to the foregoing substitutions or adjustments, if any, shall be at the discretion of the Committee and shall be conclusive and binding on Participants under this Plan.

Subject to the provisions of Article 20 (Amendment, Modification, Suspension, and Termination) and notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate (including, but not limited to, a conversion of equity awards into Awards under this Plan), subject to compliance with the rules under Code Sections 409A, 422 and 424, as and where applicable.

Article 5. Eligibility and Participation

5.1 Eligibility. Individuals eligible to participate in this Plan include all Employees and Third Party Service Providers.

5.2 Participation. Subject to the provisions of this Plan, the Committee may, from time to time, select from the Eligible Individuals, those individuals to whom Awards shall be granted.

Article 6. Stock Options

6.1 Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Eligible Individuals in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion; provided that ISOs may be granted only to Employees of the Company or of any parent or subsidiary corporation (as permitted under Code Sections 422 and 424).

6.2 Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or a NQSO.

6.3 Option Price. The Option Price for each grant of an Option under this Plan shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the Grant Date.

6.4 Term of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary date of its grant, except as provided in Section 6.8 (Stock Options/Blackout Periods) below.

6.5 Exercise of Options. Options granted under this Article 6 (Stock Options) shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

Options granted under this Article 6 (Stock Options) shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee (setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares), or by complying with any alternative exercise procedure(s) the Committee may authorize.

All vested Options will be exercised automatically on the last trading day prior to the expiration date of the vested Option so long as the Fair Market Value of a Share on that date exceeds the Option Price, using a cashless or such other method specified by the Committee for exercise of the Option.

6.6 Payment. A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price. The Option Price of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price (provided that except as otherwise determined by the Committee, the Shares that are tendered must have been held by the Participant for at least six (6) months (or such other period, if any, as the Committee may permit) prior to their tender to satisfy the Option Price if acquired under this Plan or any other compensation plan maintained by the Company or have been purchased on the open market); (c) so long as Shares are publicly traded, by a cashless (broker-assisted) exercise; (d) by a combination of (a), (b) and/or (c); or (e) any other method approved or accepted by the Committee in its sole discretion.

Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

6.7 Restrictions on Share Transferability. Except as provided in Article 13 (Transferability of Awards), no Award may be assigned, transferred, or subjected to any encumbrance, pledge, or change of any nature. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 (Stock Options) as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

6.8 Blackout Periods. In the event that during the ten (10) day period before the expiration of any Option based on the termination of a Participant’s service, a blackout period is imposed by the Company, by applicable law, or a “lock up” agreement undertaken in connection with an issuance of securities by the Company, the period for exercising the Option shall be extended until ten (10) calendar days beyond the end of such blackout period, but not beyond the expiration of the original Option term. In the event that on the last business day of the term of an Option (other than an Incentive Stock Option), the exercise of the Option is prohibited by applicable law, the term of the Option shall be extended for a period of thirty (30) days following the end of the legal prohibition; provided, however, that during such extended exercise period the Option may only be exercised to the extent the Option was exercisable in accordance with its terms immediately prior to such scheduled expiration date.

6.9 Notification of Disqualifying Disposition. If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.

Article 7. Stock Appreciation Rights

7.1 Grant of SARs. Subject to the terms and conditions of this Plan, SARs may be granted to Eligible Participants at any time and from time to time as shall be determined by the Committee.

Subject to the terms and conditions of this Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of this Plan, in determining the terms and conditions pertaining to such SARs.

The Grant Price for each grant of an SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Grant Price on the Grant Date must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the Grant Date.

7.2 SAR Agreement. Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Committee shall determine.

7.3 Term of SAR. The term of an SAR granted under this Plan shall be determined by the Committee, in its sole discretion, and except as determined otherwise by the Committee and specified in the SAR Award Agreement, no SAR shall be exercisable later than the tenth (10th) anniversary date of its grant.

7.4 Exercise of SARs. SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes. All SARs will be exercised automatically on the last trading day prior to the expiration date of the SAR or, in the case of SARs granted in tandem with Options, any related Option, so long as the Fair Market Value of a Share on that date exceed the Grant Price of the SAR or the Option Price of any related Option, as applicable.

7.5 Settlement of SARs. Upon the exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)	The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by

(b)	The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, Shares, or any combination thereof, or in any other manner approved by the Committee in its sole discretion. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

7.6 Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares received upon exercise of an SAR granted pursuant to this Plan as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of an SAR for a specified period of time.

Article 8. Restricted Stock and Restricted Stock Units

8.1 Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Eligible Individuals in such amounts as the Committee shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Eligible Individual on the Grant Date.

8.2 Restricted Stock or Restricted Stock Unit Agreement. Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine.

8.3 Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units.

To the extent deemed appropriate by the Committee, the Company may retain the certificates, if any, representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

Except as otherwise provided in this Article 8 (Restricted Stock and Restricted Stock Units), Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion shall determine.

8.4 Certificate Legend. In addition to any legends placed on certificates pursuant to Section 8.3 (Restricted Stock and Restricted Stock Units/Other Restrictions), each certificate, if any, representing Shares of Restricted Stock granted pursuant to this Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:

“The sale or transfer of Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Tribune Media Company 2016 Incentive Compensation Plan, and in the associated Award Agreement. A copy of this Plan and such Award Agreement may be obtained from Tribune Media Company.”

8.5 Voting Rights. Unless otherwise determined by the Committee and set forth in an Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

8.6 Section 83(b) Election. No election under Code Section 83(b) or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award agreement or by action of the

Committee in writing prior to the making of such election. If a Participant makes an election pursuant to Code Section 83(b) concerning an Award of Restricted Stock or Performance Shares, the Participant shall be required to file promptly a copy of such election with the Company.

Article 9. Performance Shares, Performance Share Units, and Performance Units

9.1 Grant of Performance Shares, Performance Share Units and Performance Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Shares, Performance Share Units and/or Performance Units to Eligible Individuals in such amounts and upon such terms as the Committee shall determine.

9.2 Performance Shares, Performance Share Units and Performance Units Agreement. Each Performance Share, Performance Share Unit and/or Performance Unit grant shall be evidenced by an Award Agreement that shall specify the number of Shares or units covered by such award, set forth the applicable performance measure(s) and goal(s), and such other provisions as the Committee shall determine.

9.3 Value of Performance Shares, Performance Share Units and Performance Units. Each Performance Share and each Performance Share Unit shall have an initial value equal to the Fair Market Value of a Share on the Grant Date. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Shares, Performance Share Units and/or Performance Units that will be paid out to the Participant.

9.4 Earning of Performance Shares, Performance Share Units, and Performance Units. Subject to the terms of this Plan and the applicable Award Agreement, after the applicable Performance Period has ended, the holder of Performance Shares, Performance Share Units and/or Performance Units shall be entitled to receive payout on the value and number of Performance Shares, Performance Share Units and/or Performance Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

9.5 Form and Timing of Payment of Performance Shares, Performance Share Units, and Performance Units. Payment of earned Performance Shares, Performance Share Units, and/or Performance Units shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan and the applicable Award Agreement, the Committee, in its sole discretion, may pay earned Performance Shares, Performance Share Units, and/or Performance Units in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Shares, Performance Share Units, and/or Performance Units at the close of the applicable Performance Period, but no later than the fifteenth (15th) day of the third month after the year in which the Performance Period ended. Any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

Article 10. Cash-Based Awards and Other Stock-Based Awards

10.1 Grant of Cash-Based Awards. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Eligible Individuals in such amounts and upon such terms as the Committee may determine.

10.2 Other Stock-Based Awards. The Committee may grant to Eligible Individuals other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

10.3 Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish performance goals in its discretion. If the Committee exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.

10.4 Payment of Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines. The Company may, in the Committee’s sole discretion, pay earned Cash-Based Awards and Other Stock-Based Awards in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Award at the close of the applicable Performance Period, if any, but no later than the fifteenth (15th) day of the third month after the year in which the Performance Period ended, the award vests (unless a valid deferral election has been made), or the payment was otherwise scheduled date to be made.

Article 11. Covered Employee Annual Incentive Awards

11.1 Establishment of Incentive Pool. The Committee may designate Covered Employees who are eligible to receive a monetary payment in any Plan Year based on a percentage of an incentive pool equal to:

Five percent (5%) of the Company’s Adjusted EBITDA plus any dividends from the Company’s equity investments for this Plan Year.

For purposes of this Section 11.1, “Adjusted EBITDA” shall mean net income before income (loss) from discontinued operations, net of taxes, income taxes, investment transactions, loss on extinguishment of debt, interest and dividend income, interest expense, pension expense (credit), equity income and losses, depreciation and amortization, stock-based compensation, non-operating items, gain (loss) on sales of real estate, goodwill and other intangible asset and program impairments and other non-cash charges, severance related to reductions in force (RIF) and reorganization items.

The Committee shall allocate an incentive pool percentage to each designated Covered Employee for each Plan Year. In no event may (1) the incentive pool percentage for any one (1) Covered Employee exceed fifty percent (50%) of the total pool and (2) the sum of the incentive pool percentages for all Covered Employees cannot exceed one hundred percent (100%) of the total pool.

11.2 Determination of Covered Employees’ Portions. As soon as possible after the determination of the incentive pool for a Plan Year, the Committee shall calculate each Covered Employee’s allocated portion of the incentive pool based upon the percentage established at the beginning of this Plan Year. Each Covered Employee’s incentive award then shall be determined by the Committee based on the Covered Employee’s allocated portion of the incentive pool subject to adjustment in the sole discretion of the Committee. In no event may the portion of the incentive pool allocated to a Covered Employee be increased in any way, including as a result of the reduction of any other Covered Employee’s allocated portion. The Committee shall retain the discretion to adjust such Awards downward.

Article 12. Performance Measures

12.1 In General. The performance goals upon which the payment or vesting of an Award to a Covered Employee (other than a Covered Employee Annual Incentive Award awarded or credited pursuant to Article 11 (Covered Employee Annual Incentive Awards) that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)	Net earnings or net income (before or after taxes);

(b)	Earnings per share;

(c)	Net sales or revenue growth;

(d)	Net operating profit;

(e)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(f)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(g)	Earnings before or after taxes, interest, depreciation, and/or amortization;

(h)	Retained earnings;

(i)	Gross or operating margins;

(j)	Productivity ratios;

(k)	Share price (including, but not limited to, growth measures and total shareholder return);

(l)	Expense targets;

(m)	Margins;

(n)	Operating efficiency;

(o)	Operating expense ratios;

(p)	Market share;

(q)	Customer satisfaction;

(r)	Acquisition or divestiture activity;

(s)	Management succession planning;

(t)	Diversity;

(u)	Legal effectiveness;

(v)	Handling of SEC or environmental matters;

(w)	Working capital targets and change in working capital; and

(x)	Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital).

Any Performance Measure(s) may be based on GAAP or non-GAAP calculations and used to measure the performance of the Company, any Subsidiary, and/or any Affiliate as a whole or any business unit or division of the Company, any Subsidiary, and/or any Affiliate or any combination thereof, as the Committee may deem appropriate, in absolute terms: (i) relative to the performance of one (1) or more comparable companies, or a published or special index covering multiple companies that the Committee, in its sole discretion, deems appropriate, or (ii) based on changes in the Performance Measure(s) over a specified period of time which changes may be measured based on an arithmetic change over a specified period of time (e.g., cumulative change or average change), or percentage change over a specified period (e.g., cumulative percentage change, average percentage change, or compounded percentage change). The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 12 (Performance Measures).

12.2 Evaluation of Performance. The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) unusual or infrequently occurring items as described in FASB Accounting Standards Codification 225-20—Extraordinary and Unusual Items or any successor accounting standard (unless amended, repealed, or rescinded), and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (f) acquisitions or divestitures, (g) discontinued operations, (h) asset impairment, and (i) foreign currency gains and losses, provided in each case that such included or excluded items are objectively determinable by reference to the Company’s financial statements, notes to the Company’s financial statements and/or management’s discussion and analysis in the Company’s financial statements. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

12.3 Adjustment of Performance-Based Compensation. Except as specifically provided for pursuant to Section 12.2 (Performance Measures/Evaluation of Performance) or as otherwise determined by the Committee in its sole discretion, Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

12.4 Committee Discretion. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 12.1 (Performance Measures/In General).

Article 13. Transferability of Awards

13.1 In General. Except as provided in Section 13.2 (Transferability of Awards/Committee Action) below, during a Participant’s lifetime, his or her Awards shall be exercisable by or payable to the Participant only, and Awards shall not be transferable other than by (i) will or by the laws of descent and distribution, (ii) pursuant to a beneficiary designation that meets the requirements of Article 17 (Beneficiary Designation), (iii) pursuant to the terms of a qualified domestic relations order to which the Participant is a party that meets the requirements of any relevant provisions of the Code, or (iv) pursuant to a transfer that meets the requirements set forth in Section 13.2 (Transferability of Awards/Committee Action) below. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind; and any purported transfer in violation hereof shall be null and void.

13.2 Committee Action. The Committee may, in its sole discretion, determine that notwithstanding Section 13.1 (Transferability of Awards/In General), any or all Awards (other than ISOs) shall be transferable to and exercisable by such transferees, and subject to such terms and conditions, as the Committee may deem appropriate; provided, however, no Award may be transferred for value (as defined in the General Instructions to Form S-8).

Article 14. Impact of Termination of Employment/Service on Awards

14.1 In General. Unless otherwise determined by the Committee and set forth in an Award Agreement or set forth in an applicable employment agreement or other agreement with the Participant, upon the termination of a Participant’s employment with the Company, Affiliate and/or Subsidiary or service as a Third Party Service Provider to the Company, Affiliate and/or Subsidiary, for any reason whatsoever, except as otherwise set forth in this Article 14 (Impact of Termination of Employment/Service on Awards), in an Award Agreement or, with the consent of such individual, as determined by the Committee at any time prior to or after such termination, Awards granted to such Participant will be treated as follows:

(a)	Any Options and SARs will (i) to the extent not vested and exercisable as of the date of such termination of employment or of service as a Third Party Service Provider to the Company, Affiliate and/or Subsidiary, terminate on the date of such termination and (ii) to the extent vested and exercisable as of the date of such termination of employment or of service as a Third Party Service Provider to the Company, Affiliate and/or Subsidiary, remain exercisable for a period of ninety (90) days following the date of such termination, or, in the event of the Participant’s death during such ninety (90) day period, remain exercisable by the estate of the deceased Participant until the end of the period of one (1) year following the date of such termination (but in no event beyond the maximum term of such Award).

(b)	Any unvested portion of any Restricted Stock or Restricted Stock Units be immediately forfeited.

(c)	Any Performance Shares, Performance Share Units, or Performance Units will be immediately forfeited and terminate.

(d)	Any other Awards, including, but not limited to, Cash-Based Awards and Other Stock-Based Awards, to the extent not vested will be immediately forfeited and terminate.

14.2 Upon Death or Disability. Except as otherwise provided in an Award Agreement or applicable employment agreement, in the event a Participant’s employment is terminated with the Company, Affiliate, and/or Subsidiary or Participant’s service on the Board or to the Company, Affiliate, and/or Subsidiary is terminated as a result of the Participant’s death or Disability, Awards granted to such Participant will be treated as follows:

(a)	Any Options and SARs shall become immediately exercisable as of the date of such termination of employment or service, and the Participant, or in the event the Participant is incapacitated and unable to exercise the rights granted hereunder, the Participant’s legal guardian or legal representative, or in the event the Participant dies, the estate of the Participant, shall have the right to exercise any rights the Participant would otherwise have had under the Plan for a period of one (1) year after the date of such termination (but in no event beyond the maximum term of the Award).

(b)	Any unvested portion of any Restricted Stock or Restricted Stock Units will become immediately vested.

(c)	Any Performance Shares, Performance Share Units, or Performance Units will remain outstanding and the Participant or the Participant’s estate will be entitled to a pro-rata portion of the payment otherwise payable in respect of the Award (based on actual performance and the number of full weeks the Participant was employed by or provided service to the Company, Affiliate or Subsidiary during the applicable Performance Period over the total number of weeks in such Performance Period), which will be paid on the date the Award would have been paid if the Participant had remained employed with or continued to provide service to the Company, Affiliate or Subsidiary.

14.3 Upon Retirement. In the event a Participant’s employment or service with the Company, Affiliate and/or Subsidiary is terminated by reason of the Participant’s Retirement, Awards granted to such Participant will be treated as provided in an Award Agreement or applicable employment agreement.

14.4 For Cause. Except as otherwise provided in an Award Agreement or applicable employment agreement, in the event a Participant’s employment with the Company, Affiliate and/or Subsidiary or service on the Board is terminated for Cause, Awards granted to such Participant will be treated as follows:

(a)	Any Options and SARs, whether vested or unvested, will be immediately forfeited and terminate.

(b)	Any unvested portion of any Restricted Stock or Restricted Stock Units will be immediately forfeited and terminate.

(c)	Any unvested portion of Performance Shares, Performance Share Units, or Performance Units will be immediately forfeited and terminate.

(d)	Any other Awards to the extent not vested will be immediately forfeited and terminate.

14.5 Upon Termination of Employment in Connection with a Change in Control. Except as otherwise provided in an Award Agreement or applicable employment agreement, upon a termination in connection with a change in control, Awards granted to a Participant will be treated as set forth in Article 19 (Change in Control).

14.6 Bona Fide Leave, etc. Notwithstanding the fact that a Participant’s employment ostensibly terminates and except as otherwise provided in an Award Agreement, if the Participant is on a bona fide leave of absence, as defined in Treas. Reg. 1.409A- 1(h)(1), then the Participant will be treated as having a continuing employment relationship (and not as having terminated employment for purposes of this Plan) so long as the period of the leave does not exceed six (6) months, or if longer, so long as the Participant retains a right to reemployment with the Company, Subsidiary, and/or Affiliate under an applicable statute or by contract. If a Participant’s employment with the Company and its Affiliates terminates, but such Participant continues to provide services to the Company or its Affiliates as a Third Party Service Provider or Director (or vice versa), such change in status shall not be considered a termination of employment or service with the Company or an Affiliate for purposes of the Plan. Unless otherwise determined by the Committee, in the event that any Participant’s employer ceases to be an Affiliate of the Company (by reason of sale, divestiture, spin-off, or other similar transaction), each Participant who is employed by or provides services to such employer shall be deemed to have suffered a termination hereunder as of the date of the consummation of such transaction, unless the Participant’s employment or service is transferred to the Company or another entity that would constitute an Affiliate immediately following such transaction.

Article 15. Substitution Awards

Awards may be granted under the Plan from time to time in substitution for stock options and other awards held by employees or directors of other entities who become or are to become Employees, whose employer is to become an Affiliate as the result of a merger or consolidation of the Company or a Subsidiary with another entity, or the acquisition by the Company of substantially all the assets of another entity, or the acquisition by the Company of at least fifty percent (50%) of the issued and outstanding stock or other entity of another entity as the result of which such other entity will become a Subsidiary. Any such Awards shall be granted as of or after the consummation of the transaction that results in the entity becoming an Affiliate of the Company. The terms and conditions of the substitute Awards so granted may vary from the terms and conditions set forth in the Plan to such extent as the Board at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the award in substitution for which they are granted. If Shares are issued under the Plan with respect to an Award granted under this Article such Shares will not count against the Share Authorization.

Article 16. Dividend Equivalents

Any Participant or Awards selected by the Committee may be granted Dividend Equivalent Rights based on the dividends declared on Shares that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee. Such Dividend Equivalent Rights shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee. Notwithstanding the foregoing, if any Award for which Dividend Equivalent Rights have been granted has its vesting or grant dependent upon the achievement of one (1) or more Performance Measures, then the Dividend Equivalent Rights shall accrue and only be paid to the extent the Award becomes vested. Under no circumstances may Dividend Equivalent Rights be granted for any Option or SAR.

Article 17. Beneficiary Designation

Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s executor, administrator, or legal representative.

Article 18. Rights of Participants

18.1 Employment/Service. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries, to terminate any Participant’s employment or service on the Board or to the Company at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment or service as a Third Party Service Provider or in any other capacity for any specified period of time.

Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, its Affiliates, and/or its Subsidiaries and, accordingly, subject to Articles 3 (Administration) and 20 (Amendment, Modification, Suspension, and Termination), this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.

18.2 Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same among Participants or any group of Participants and may be made selectively among Participants, whether or not such Participants are similarly situated. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award agreement, notwithstanding any provision to the contrary in any written employment contract or other agreement between the Company and its Affiliates and the Participant, whether any such agreement is executed before, on, or after the date of grant.

18.3 Rights as a Shareholder. Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 19. Change in Control

19.1 Accelerated Vesting and Payment.

(a)

In General. Unless the Committee otherwise determines in the manner set forth in Section 19.2 (Change in Control/Alternative Awards), upon the occurrence of a Change in Control, (i) all Options and SARs shall become exercisable, (ii) the Restriction Period on all Restricted Stock, Restricted Stock Units and Other Stock-Based Awards shall lapse immediately prior to such Change in Control, (iii) Shares underlying Awards of Restricted Stock Units and Other Stock-Based Awards shall be issued to each Participant then holding such Award immediately prior to such Change in Control or, at the discretion of the Committee (as constituted immediately prior to the Change in Control) (iv) each such Option, SAR, Restricted Stock Unit and/or Other Stock-Based Award shall be canceled in exchange for an amount equal to the product of (A)(i) in the case of Options and SARs, the excess, if any, of the product of the Change in Control Price over the Exercise Price or Grant Price for such Award, and (ii) in the case of other such Awards, the Change in Control Price, multiplied by (B) the aggregate number of Shares covered by such Award, less any amount per Award to be paid by the Participant or by which the amount ultimately to be paid to the Participant is reduced. To the extent any portion of the Change in Control Price is payable other than in cash and/or other than at the time of the Change in Control, equity holders under the Plan may (to the extent consistent with Code Section 409A) receive the same time and form of payment in the Change in Control in the same proportion as the Company’s stockholders, or the Committee may, in its sole discretion, cause equity holders under the Plan to be paid in cash at the time of the Change in Control. For avoidance of doubt, upon a Change in Control the Committee may cancel Options and SARs for no consideration if the aggregate Fair Market Value of the Shares subject to Options and SARs is less than or equal to the Option Price of such Options or the Grant Price of such SARs. For the avoidance of doubt, unless the Committee determines otherwise, Covered Employee Annual Incentive Awards shall not be accelerated or canceled as a result of a Change in Control.

(b)	Performance Shares, Performance Share Units and Performance Units. Unless the Committee otherwise determines at the time of grant of Performance Shares, Performance Share Units or Performance Units, in the event of a Change in Control, (A) any Performance Period in progress at the time of the Change in Control for which Performance Shares, Performance Share Units, or Performance Units are outstanding shall end effective upon the occurrence of such Change in Control and (B) all Participants granted such Awards shall be deemed to have earned a pro rata award equal to the product of (i) such Participant’s target award opportunity with respect to such Award for the Performance Period in question and (ii) the percentage of performance objectives achieved as of the date on which the Change in Control occurs. Any Performance Shares, Performance Share Units, and Performance Units for which the applicable prorated performance objectives have not been achieved shall be forfeited and canceled as of the date of such Change in Control.

(c)	Timing of Payments. Payment of any amounts calculated in accordance with Sections 19.1(a) (Change in Control/In General) and (b) (Performance Shares, Performance Share Units, and Performance Units) shall be made in cash or, if determined by the Committee (as constituted immediately prior to the Change in Control), in fully-vested shares of the common stock of the New Employer having an aggregate fair market value equal to such amount and shall be payable in full, as soon as reasonably practicable. For purposes hereof, the fair market value of one (1) share of common stock of the New Employer shall be determined by the Committee (as constituted immediately prior to the consummation of the transaction constituting the Change in Control), in good faith.

(d)

Section 409A. Notwithstanding any provision of this Plan to the contrary, to the extent an Award shall be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of a Change in Control and such Change in Control does not constitute a “change in the ownership or effective control” or a “change in the ownership or a substantial portion of the assets” of the Corporation within the meaning of Code Section 409A(a)(2)(A)(v), then even though such Award may be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of the Change in Control or any other provision of this Plan, payment will be made, to the extent necessary to comply with the provisions of Code Section 409A, to the Participant on the earliest of: (i) the Participant’s “separation from service” with the Corporation (determined in accordance with Code Section 409A); provided, however, that if the Participant is a “specified employee” (within the meaning of Code Section 409A), the payment date shall be the date that is six (6) months after the date of the Participant’s separation from service with the Employer (except that during such six (6) month period the Participant may receive total payments from the Company that do not exceed the amount specified in Treas. Reg. Section 1.409A-1(b)(9)(iii)(A) ), (ii) the date payment otherwise would have been made in the absence of any provisions in this Plan to the contrary (provided such date is permissible under Code Section 409A), or (iii) the Participant’s death.

19.2 Alternative Awards. Notwithstanding Section 19.1 (Change in Control/Accelerated Vesting and Payment), no cancellation, termination, acceleration of exercisability or vesting, lapse of any Restriction Period or settlement or other payment shall occur with respect to any outstanding Award (other than an award of Performance Shares, Performance Share Units, Performance Units or Covered Employee Annual Incentive Award), if the Committee (as constituted immediately prior to the consummation of the transaction constituting the Change in Control) reasonably determines, in good faith, prior to the Change in Control that such outstanding Awards shall be honored or assumed, or new rights substituted therefore (such honored, assumed or substituted Award being hereinafter referred to as an “Alternative Award”) by the New Employer, provided that any Alternative Award must:

(i)	Be based on shares of common stock that are traded on an established U.S. securities market;

(ii)	Provide the Participant (or each Participant in a class of Participants) with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment;

(iii)	Have substantially equivalent economic value to such Award (determined at the time of the Change in Control); and

(iv)	Have terms and conditions which provide that in the event that the Participant’s employment is terminated by the Company or its Affiliate without Cause or by the Participant for Good Reason within one (1) year following the Change in Control any conditions on the Participant’s rights under, or any restrictions on transfer or exercisability applicable to, each such Award held by such Participant shall be waived or shall lapse, as the case may be.

Notwithstanding the discretion in this Section 19.2, if any Award is subject to Code Section 409A and an Alternative Award would be deemed a non-compliant modification of such Award under Code Section 409A, then no Alternative Award shall be provided and such Award shall instead be treated as provided in Section 19.1 or in the Award Agreement (or in such other manner determined by the Administrator that is a compliant modification under Code Section 409A).

Article 20. Amendment, Modification, Suspension, and Termination

20.1 Amendment, Modification, Suspension, and Termination. Subject to Sections 20.3 (Amendment, Modification, Suspension, and Termination/Awards Previously Granted) and 20.5 (Repricing Prohibition), the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan and/or any Award Agreement in whole or in part; provided, however, that no material amendment of this Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule.

20.2 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (other than those described in Section 4.4 (Shares Subject to this Plan and Maximum Awards/Adjustments in Authorized Shares) hereof), affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

20.3 Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary (other than Section 20.4 (Amendment, Modification, Suspension, and Termination/Amendment to Conform to Law)), no termination, amendment, suspension, or modification of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

20.4 Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Board of Directors may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section to any Award granted under the Plan without further consideration or action.

20.5 Repricing Prohibition. Except to the extent (i) approved in advance by holders of a majority of the Shares of the Company entitled to vote generally in the election of Directors or (ii) provided in Section 4.4 (Shares Subject to this Plan and Maximum Awards/Adjustments in Authorized Shares), the Committee shall not have the power or authority to reduce, whether through amendment or otherwise, the Option Price or the Grant Price of any outstanding Option or SAR or to grant any new Award, or make any cash payment, in substitution for or upon the cancellation of Options or SARs previously granted.

Article 21. Withholding

21.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount determined by the Company necessary to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan; provided, however, that to the extent a withholding rate is elected by the Participant that results in an amount higher than the amount determined necessary by the Company, and the Company determines that withholding at the higher amount would not result in adverse accounting consequences to the Company, the Company may deduct or withhold the higher amount.

21.2 Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to an amount determined by the Company to be necessary to satisfy the statutory tax that could be imposed on the transaction; provided, however, that to the extent a withholding rate is elected by the Participant that results in an amount higher than the amount determined necessary by the Company, and the Company determines that withholding at the higher amount would not result in adverse accounting consequences to the Company, the Company may deduct or withhold the higher amount. All such elections shall be irrevocable, made in writing, and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Article 22. Successors

All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 23. General Provisions

23.1 Forfeiture Events.

(a)	The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for Cause, termination of the Participant’s provision of services to the Company, Affiliate, and/or Subsidiary, violation of material Company, Affiliate, and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, its Affiliates, and/or its Subsidiaries.

(b)	The Participant shall forfeit and disgorge to the Company any Awards granted, vested or paid (including any Covered Employee Annual Incentive Awards) and any gains earned or accrued due to the exercise of Options or SARs or the sale of any Shares to the extent required by applicable law or regulations in effect on or after the Effective Date, including Section 304 of the Sarbanes-Oxley Act of 2002 and Section 10D of the Exchange Act. For the avoidance of doubt, the Committee shall have full authority to implement any policies and procedures necessary to comply with Section 10D of the Exchange Act and any rules promulgated thereunder. The implementation of policies and procedures pursuant to this Section 23.1(b) and any modification of the same shall not be subject to any restrictions on amendment or modification of the Plan, Awards or Award Agreements.

(c)	Awards granted under this Plan shall also be subject to any generally applicable clawback policy adopted by the Committee, the Board or the Company that is communicated to the Participants or any such policy adopted to comply with applicable law, as in effect from time to time.

23.2 Legend. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

23.3 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the singular shall include the plural, and the plural shall include the singular.

23.4 Severability. In the event that any one (1) or more of the provisions of this Plan shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. If, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.

23.5 Compliance with Legal and Exchange Requirements. The Plan, the granting and exercising of Awards thereunder, and any obligations of the Company under the Plan, shall be subject to all applicable federal and state laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Shares are listed. The Company, in its discretion, may postpone the granting and exercising of Awards, the issuance or delivery of Shares under any Award or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Shares or other required action under any federal or state law, rule, or regulation and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules, and regulations. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue Shares in violation of any such laws, rules, or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Awards. Neither the Company nor its directors or officers shall have any obligation or liability to a Participant with respect to any Award (or Shares issuable thereunder) that shall lapse because of such postponement.

23.6 No Limitation on Compensation. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner which is not expressly authorized under the Plan.

23.7 Deferrals. The Committee may defer, or allow a Participant to elect to defer, the exercising of Awards, the issuance or delivery of Shares under any Award or any action permitted under the Plan to prevent the Company or any Subsidiary from being denied a Federal income tax deduction with respect to any Award other than an ISO, in accordance with Treas. Reg. 1.409A-1(b)(4)(ii). In such case, payment of such deferred amounts must be made as soon as reasonably practicable following the first date on which the Company, Subsidiary and/or Affiliate anticipates or reasonably should anticipate that, if the payment were made on such date, the Company’s, Affiliate’s and/or Subsidiary’s deduction with respect to such payment would no longer be restricted due to the application of Code Section 409A.

23.8 Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

23.9 Employees Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates, and/or its Subsidiaries operate or have Employees or Third Party Service Providers, the Committee, in its sole discretion, shall have the power and authority to:

(a)	Determine which Affiliates and Subsidiaries shall be covered by this Plan;

(b)	Determine which Employees and/or Third Party Service Providers outside the United States are eligible to participate in this Plan;

(c)	Modify the terms and conditions of any Award granted to Employees and/or Third Party Service Providers outside the United States to comply with applicable foreign laws;

(d)	Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 23.9 (General Provisions/Employees Based Outside of the United States) by the Committee shall be attached to this Plan document as appendices; and

(e)	Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

23.10 Data Privacy. As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this section by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering, and managing the Plan and Awards and the Participant’s participation in the Plan. In furtherance of such implementation, administration, and management, the Company and its Affiliates may hold certain personal information about a Participant, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Affiliates, and details of all Awards (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan, the Company and its Affiliates may each transfer the Data to any third parties assisting the Company in the implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan. Recipients of the Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any shares of Common Stock. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Plan and Awards and the Participant’s participation in the

Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his local human resources representative. The Company may cancel the Participant’s eligibility to participate in the Plan, and in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

23.11 Uncertificated Shares. To the extent that Shares are permitted to be issued without certificates, the transfer of such Shares may be accomplished on an uncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

23.12 Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, and/or its Subsidiaries, and/or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company, its Subsidiaries, and/or its Affiliates under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, a Subsidiary, or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, a Subsidiary, or an Affiliate, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

23.13 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

23.14 No Impact on Benefits. Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable in respect of any Award shall be treated as compensation for purposes of calculating a Participant’s right under any such plan, policy or program.

23.15 Compliance with Code Section 409A.

(a)	In General. The Plan is intended to be administered in a manner consistent with the requirements, where applicable, of Code Section 409A. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to such Section 409A. Notwithstanding the foregoing, neither the Company nor the Committee shall have any liability to any person in the event such Section 409A applies to any such Award in a manner that results in adverse tax consequences for the Participant or any of the Participant’s beneficiaries or transferees.

(b)	Applicable Requirements. To the extent any of the Awards granted under this Plan are deemed “deferred compensation” and hence subject to Code Section 409A, the following rules shall apply to such Awards:

(i)	Timing of Payments. Payment(s) of compensation that is subject to Code Section 409A shall only be made upon an event or at a time set forth in Treas. Reg. 1.409A-3, i.e., the Participant’s separation from service, the Participant’s becoming disabled, the Participant’s death, at a time or a fixed schedule specified in the Plan or an Award Agreement, a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation, or the occurrence of an unforeseeable emergency. With respect to any Award that is considered “deferred compensation” subject to Code Section 409A and that provides for payment upon a termination of employment, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Code Section 409A.

(ii)	Certain Delayed Payments. Notwithstanding the foregoing, to the extent an amount was intended to be paid such that it would have qualified as a short-term deferral under Code Section 409A and the applicable regulations, then such payment is or could be delayed if the requirements of Treas. Reg. 1.409A-1(b)(4)(ii) are met.

(iii)	Acceleration of Payment. Any payment made under this Plan to which Code Section 409A applies may not be accelerated, except in accordance with Treas. Reg. 1.409A-3(j)(4), i.e., upon a Participant’s separation from service, the Participant becomes disabled, the Participant’s death, a change of ownership or effective control, or in the ownership of a substantial portion of the assets, or upon an unforeseeable emergency (all as detailed in Treas. Reg. 1.409A-3(a)).

(iv)	Series of Payments. Any payment made pursuant to any Award shall be considered a separate payment and not one (1) of a series of payments for purposes of Code Section 409A.

23.16 Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

23.17 No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (ii) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.

23.18 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.

23.19 Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Delaware, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

23.20 Delivery and Execution of Electronic Documents. To the extent permitted by applicable law, the Company may (i) deliver by email or other electronic means (including posting on a web site maintained by the Company or by a third party under contract with the Company) all documents relating to the Plan or any Award thereunder (including without limitation, prospectuses required by the U.S. Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements) and (ii) permit Participants to electronically execute applicable Plan documents (including, but not limited to, Award Agreements) in a manner prescribed by the Committee.

23.21 No Representations or Warranties Regarding Tax Effect. Notwithstanding any provision of the Plan to the contrary, the Company, its Affiliates and Subsidiaries, the Board and the Committee neither represent nor warrant the tax treatment under any federal, state, local or foreign laws and regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any Award granted or any amounts paid to any Participant under the Plan including, but not limited to, when and to what extent such Awards or amounts may be subject to tax, penalties and interest under the Tax Laws. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with this Plan or any other plan maintained by the Company (including any taxes and penalties under Code Section 409A), and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties.

23.22 Indemnification. Subject to requirements of Delaware law, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Article 3 (Administration), shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf, unless such loss, cost, liability, or expense is a result of his/her own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.